EXHIBIT (c)(iv)

Queensland Treasury Corporation Half-Yearly Report
for the Six Months ended December 31, 2004

3	Vision, Mission and Values
4	QTC’s Role
6	Five Year Summary - Key Financial and Performance Indicators
8	Chairman’s Report
10	Consolidated Financial Statements
26	Appendix A: Funding Facilities, Distribution and Dealer Group Panels
30	Appendix B: Indicative Borrowing Program for 2005
32	Appendix C: QTC Onlendings
41	Appendix D: Corporate Directory

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 2

Our Vision

Efficient and effective financial risk management practices across our customers and the State.

Our Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs and by delivering solutions to meet those needs.

Our Values

We value:

▪	open communication

▪	respect for the individual

▪	integrity and honesty in all our dealings

▪	good corporate citizenship, and

▪	strong commitment and valuable contributions.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 3

As the State’s corporate treasury services provider, our role is to implement the operational functions of a corporate treasury for the benefit of our customers and the State. In performing this role, our primary responsibilities include:

▪	providing financial risk management services and advice to the State and its public sector organisations

▪	sourcing the State’s debt funding requirements in the most cost effective manner, and

▪	investing the State’s short to medium-term cash surpluses with the aim of maximising returns to Queensland’s public sector bodies within a conservative risk management framework.

We do not formulate Government policy, but work within the policy frameworks developed by Queensland Treasury and the Government.

Debt Funding

In our funding role, we borrow funds in the domestic and international markets in a manner that minimises the State’s and QTC’s liquidity and rollover risk. We then lend these funds to our customers, or use them to manage our customers’ debt or refinance maturing debt.

Through our responsibility for more than 99% of the State’s debt raisings, we are able to capture significant economies of scale and scope in the issuance, management and administration of debt.

These economies, together with our AAA rating (from the State of Queensland’s guarantee of our securities), result in a low cost of debt for Queensland’s public sector. This funding is used to provide tailored financial solutions for our customers.

Short to Medium-Term Investments

We use our financial markets expertise, developed through our relationships with the domestic and international markets, together with our understanding of debt management and experience in implementing systems, to provide our customers with investment solutions that achieve a high return within a conservative risk environment. Customers have a choice of a managed short-term fund, an overnight facility, or fixed term facilities.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 4

Financial Risk Management Services

We work closely with our public sector customers, using our combined skills and knowledge, to assist them to manage risk in their financial transactions and achieve the best financial solution for their organisations and the State. In assisting our customers, we do not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

▪	Providing them with access, on a cost-recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis.

▪	Acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass.

▪	Providing Queensland Treasury with advice on matters of financial and commercial policy and financial and commercial risk relating to the State and its entities.

▪	Working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 5

	Financial	Financial	Financial	Financial	Half
	Year	Year	Year	Year	Year to
	00-01	01-02	02-03	03-04	31 Dec 04

Financial
Operating Statement ($000)
Interest from onlendings	1 203 279	1 092 077	1 826 847	371 737	790 495
Management fees	20 945	21 970	24318	22 144	11 402
Fees from professional services	371	377	873	505	154
Interest on borrowings	1 437 089	1 295 279	2 157 121	468 243	989 321
Income distribution	141 402	149 264	166 529	239 933	116 240
Operating surplus before abnormal items and payment in lieu of income tax	40 117	42 610	60 098	35 830	23 730
Abnormal items	—	—	—	—	—
Payment in lieu of income tax	15 156	13 694	13 176	12 553	6 005
Operating surplus after payment in lieu of income tax	24 961	28 916	46 922	23 277	17 725

Balance Sheet ($000)
Total assets	24 880 096	26 039 139	26 866 311	26 809 429	29 486 772
Total liabilities	24 714 368	25 844 495	26 657 745	26 577 586	29 237 204
Net assets	165 728	194 644	208 566	231 843	249 568

Customer
Savings for Customers ($M)
Savings due to portfolio management	(26.5)	17.9	13.6	54.6	(15.6)
Savings due to borrowing margin	67.7	53.3	56.1	63.1	22.2
Total savings for customers	41.2	71.2	69.7	117.7	5.5
Cumulative savings for customers	1 040.2	1 111.4	1 181.1	1 298.8	1 304.3

Onlendings
Onlendings ($000)	17 347 345	18 419 899	19 670 526	17 714 737	18 448 403
Number of onlending customers	374	383	363	342	291

continued

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 6

	Financial	Financial	Financial	Financial	Half
	Year	Year	Year	Year	Year to
	00-01	01-02	02-03	03-04	31 Dec 04

Outperformance of benchmark (% pa semi-annual)
Floating Rate Debt Pool	0.41	0.46	0.14	0.18	0.15
3 Year Debt Pool	(0.27)	0.20	(0.02)	0.22	-0.09
6 Year Debt Pool	(0.29)	0.04	0.00	0.28	-0.14
9 Year Debt Pool	(0.29)	0.00	0.06	0.28	-0.30
12 Year Debt Pool	(0.26)	0.01	0.07	0.34	-0.27
15 Year Debt Pool	(0.25)	0.02	0.05	0.36	-0.33

Managed Funds
Deposits ($000)	1 611 255	3 171 913	4 148 083	4 476 280	4 743 675
Number of depositors	202	215	223	353	243
Outperformance of benchmark (% pa semi-annual)
Cash Fund	0.18	0.17	0.18	0.18	0.18

Financial Markets
Debt outstanding ($000)	22 203 640	22 025 716	22 219 443	21 702 155	24 235 056
QTC bond rates
July 1999	—	—	—	—	—
August 2001	4.95	—	—	—	—
May 2003	5.50	5.25	—	—	—
June 2005	5.99	5.81	4.51	5.45	5.27
September 2007	6.18	6.03	4.78	5.70	5.32
July 2009	6.30	6.18	4.98	5.87	5.41
June 2011	6.39	6.29	5.13	5.98	5.49
August 2013	—	6.38	5.24	6.07	5.53
October 2015	6.46	6.42	5.30	6.12	5.57
June 2021	6.52	6.47	5.38	6.18	5.61
Basis point margin over C’wealth bonds	29.5	29.0	18.2	19.3	20.9
Basis point margin under NSW Tcorp bonds	2.6	3.3	2.2	3.1	2.7
QTC global & domestic bonds on issue ($M)	18 463	19 148	18 406	20 486	21 744

Corporate
Number of employees	126	121	129	130	126
Administration expenses ($000)	23 415	23 716	24 555	28 403	15 480

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 7

In the half year to December 2004, the global economy demonstrated continued strong growth, driven by robust demand in the United States and China and rising share and commodity prices. This was tempered by falling interest rates in the global markets and the bond markets’ cautious outlook for the US and world economies.

Initially, rising oil prices, posed a threat to global economic growth, while the burgeoning US trade deficit combined with a weakening US dollar ($US) were dominating influences in the financial markets.

In this period of falling interest rates, QTC achieved savings for customers $5.5 million, bringing cumulative savings since 1991 to $1.3 billion. In addition, QTC itself performed well for the half year to December, achieving an operating surplus of $23.7 million.

At 31 December 2004, QTC funded total borrowings of $24.26 billion, with $4.16 billion in funding and refinancings being raised in the 2004 calendar year. QTC also had $4.76 billion of funds invested for customers in competitively priced and strongly performing vehicles for short to medium-term cash or investment requirements.

Queensland’s economy

The Queensland economy continued to perform strongly with State economic growth expected to outpace that of the rest of Australia this financial year. Underpinned by housing investment and higher household wealth supporting domestic demand, the Queensland Government expects State economic growth of 4.25% in 2004-05. The sector most reflective of Queensland’s economic strength is the labour market, in which Queensland’s unemployment rate finished 2004 at a low of 4.8%, against the national rate of 5.1%.

Higher consumer spending, along with the high $A placing downward pressure on the price of imports, is expected to lead to an increase in the volume of imports this financial year. As a result, net exports are expected to detract from growth despite underlying strength in the demand for Queensland exports.

In terms of the State’s fiscal position, the Government is expecting an operating surplus of $1.096 billion in 2004-05, up from $450 million from the original June Budget estimate. The upward revision reflects resilient transfer duty receipts due largely to a milder-than-expected slowdown in the property market. Other factors behind the higher projected surplus include land value increases raising land tax receipts, upward revisions to estimates of the Federal Government’s Goods and Services Tax (GST) payments to Queensland and increased royalty revenues associated with the resource sector.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 8

Borrowing requirements

Between July and December 2004 there was $948 million of new primary Domestic QTC Benchmark Bond issuance and $955 million of new primary Global QTC Benchmark Bond issuance. Funding for these bonds and other facilities was derived from a range of short and long term facilities, demonstrating QTC’s ongoing ability to source attractively priced funding from a wide, deep and diverse investor base.

Despite Queensland’s stronger than expected economic outcomes, funding requirements will be increased in the 2005 calendar year, primarily to be used for refinancing the QTC 2005 Benchmark Bond, funding the future capital expenditure requirements of Queensland Government regulated entities, and supporting the Government’s capital expenditure to meet growing demands on existing infrastructure.

To facilitate the funding for the regulated operations of Queensland Government regulated entities, QTC plans to launch a new 2010 Benchmark Bond line in 2005.

Financial Markets relationships

As part of our ongoing commitment to maintaining and enhancing the State’s and QTC’s reputation in both the domestic and offshore markets, and to ensuring that those markets are fully informed on matters concerning the State and QTC’s operations and borrowing strategies, we continued our Investor and Market Relations Program. Under this program, QTC and Government representatives conducted a series of investor and financial intermediary meetings in the United Kingdom, Europe, United States, Japan and Asia.

QTC maintains its overall position as the strongest semi-government issuer of A$ denominated bonds both in Australia and overseas, and I expect that we will maintain this relative position in the year to come.

Sir Leo Hielscher AC
Chairman

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 9

Matters relating to the Electronic Presentation of the Audited Financial Statements

The audit report relates to the financial statements of the agency for the half year ended 31 December 2004 included on the agency’s web site. The Accountable officer is responsible for the integrity of the agency’s web site. The audit report refers only to the financial statements identified below and does not include a review of the integrity of this web site or provide an opinion on any other information which may have been hyperlinked to/from the financial statements. If users of the financial statements are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial statements, available from the agency, to confirm the information included in the audited financial statements presented on this web site. These matters also relate to the presentation of the audited financial statements in other electronic media including CD Rom.

11	Statement of Financial Performance

12	Statement of Financial Position

13	Statement of Cash Flows

14	Notes to and Forming Part of the Financial Statements

24	Certificate of the Queensland Treasury Corporation

25	Independent Review Report

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 10

		2004	2003
	Note	$000	$000

Revenue from Ordinary Activities
Interest Income	2	1 128 806	92 152
Fees — management	3	11 402	11 289
— professional		154	227
— other		275	221
Amortisation of cross border lease deferred income		4 468	4 324
Write back of provisions — cooperative housing societies		—	270
Gain on sale of properly, plant and equipment		69	—
Other income		25	18

Total Revenue from Ordinary Activities		1 145 199	108 501

Expenses from Ordinary Activities
Interest Expense	2	1 105 561	74 944
Administration expenses		15 480	14 098
Provisions — cooperative housing societies		11	—
Realised loan losses — cooperative housing societies		417	220

Total Expenses from Ordinary Activities		1 121 469	89 262

Operating surplus from ordinary activities before payment in lieu of income tax		23 730	19 239
Payment in lieu of income tax		6 005	6 581

Operating surplus from ordinary activities after payment in lieu of income tax		17 725	12 658

Total changes in equity other than those resulting from transactions with owners as owners		17 725	12 658
Retained surplus at the beginning of the financial year		168 904	157 151

Total available for appropriation		186 629	169 809
Aggregate of amounts transferred to reserves	9	(4 590)	(7 958)

Retained surplus at 31 December		1 82 039	161 851

The accompanying notes form part of these financial statements.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 11

		31 December	30 June	31 December
		2004	2004	2003
	Note	$000	$000	$000

Assets
Cash assets	4	805	168	79
Other financial assets	5	10 958 283	9 006 926	8 960 420
Receivables		33 725	37 273	35 777
Prepayments		239	456	325
Onlendings	6	18 448 403	17 714 737	19 124 361
Properly, plant and equipment		43 888	48 488	38 598
Tax assets		1 429	1 381	2 027

Total Assets		29 486 772	26 809 429	28 161 587

Liabilities
Deposits	7	4 797 350	4 692 442	4 909 231
Payables		184 476	168 786	209 922
Interest bearing liabilites	8	24 235 056	21 702 155	22 798 095
Tax liabilities		17 372	11 319	20 453
Provisions		2 947	2 876	2 653
Other		3	8	9

Total Liabilities		29 237 204	26 577 586	27 940 363

Net Assets		249 568	231 843	221 224

Equity
Reserves	9	67 529	62 939	59 373
Retained surplus		1 82 039	168 904	161 851

Total Equity		249 568	231 843	221 224

The accompanying notes form part of these financial statements.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 12

		2004	2003
	Note	$000	$000

Cash Flows from Operating Activities
Interest income — onlendings		740 582	70 173
Investment income — financial assets		304 710	238 258
— other		4 872	1 431
Fees — management		11 460	11 374
— professional		138	674
— other		367	239
GST paid to suppliers		(763)	(2 005)
GST refunds from ATO		1 146	2 508
GST paid to ATO		(1 336)	(1 447)
GST received from customers		1 323	1 451
Interest on interest bearing liabilities		(604 059)	(531 523)
Income distributions to depositors		(116 942)	(103 820)
Administration expenses		(10 833)	(11 858)

Net Cash Inflow (Outflow) from Operating Activities		330 665	(324 545)

Cash Flows from Investing Activities

Net proceeds from sale of other financial assets		(1 919 717)	(1 944 421)
Proceeds from sale of property, plant and equipment		394	15
Net onlendings		(683 939)	430 742
Payments for properly, plant and equipment		(65)	(8 265)

Net Cash Inflow (Outflow) from Investing Activities		(2 603 327)	(1 521 929)

Cash Flows from Financing Activities
Net proceeds from interest bearing liabilities		2 167 711	1 132 293
Net deposits		105 610	714 108
Net guarantee fees collected on behalf of Queensland Treasury		(22)	70

Net Cash Inflow (Outflow) from Financing Activities		2 273 299	1 846 471

Net Increase (Decrease) in Cash Held		637	(3)

Cash at 1 July		168	82

Cash at 31 December	4	805	79

The accompanying notes form part of these financial statements.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 13

1. Statement of Accounting Policy

(a) Basis of Accounts

Queensland Treasury Corporation is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the corporation sole under section 5(2) of the Act.

Although there is no statutory requirement for the preparation of half-year financial statements, in order to better meet the needs of users of QTC’s financial information, these general purpose financial statements for the half year ended 31 December 2004 have been prepared taking account of the standards set out in AASB 1029: Interim Financial Reporting issued in October 2000 and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) with additional disclosures as considered necessary.

For the purpose of preparing the half-year financial statements, the half year has been treated as a discrete reporting period. The accounting policies adopted are consistent with those of the previous financial year and corresponding half-year. The statements should be read in conjunction with the 30 June 2004 Consolidated Financial Statements and do not include all notes normally included in those statements. Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

Rounding

Amounts have been rounded to the nearest thousand dollars.

(b)	Adoption of Australian Equivalents to International Financial Reporting Standards

Australia is currently preparing for the introduction of International Financial Reporting Standards (IFRS) effective for financial years commencing 1 January 2005. The adoption of Australian equivalents to IFRS will be first reflected in QTC’s financial statements for the half-year ending 31 December 2005 and the year ending 30 June 2006.

QTC’s management, along with its auditors, are assessing the significance of these changes and preparing for their implementation. An IFRS project team has been established to oversee and manage the economic entity’s transition to IFRS and to identify possible implications on policies, procedures, systems and financial impacts arising from such changes.

The transition to IFRSs for QTC involves:

-	Understanding the new reporting requirements and how these differ from current Australian reporting requirements.

-	Identifying changes relevant to QTC and understanding the impact, both financially and operationally.

-	Communication of these impacts to the business and other stakeholders.

-	Development of new internal policies and procedures to ensure compliance.

-	Implementing procedures to ensure that the IFRSs are fully complied with.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 14

1. Statement of Accounting Policy (continued)

(b) Adoption of Australian Equivalents to International Financial Reporting Standards (continued)

QTC’s management are of the opinion that the key areas of QTC’s accounting policies where potential differences may arise from the adoption of IFRS and which require further investigation are:

Potential Accounting		Treatment Under Current
Policy Change	Treatment Under IFRS	Accounting Policies

Classification of Financial Instruments	All derivative instruments will be recorded in the balance sheet at fair value with changes in the fair value recorded in the income statement.	The majority of financial instruments are recorded in the statement of financial position at market value. Changes in fair value are recorded in the statement of financial performance.

Property, Plant and Equipment	The residual values of assets and hence depreciation rates are to be reviewed annually.	Residual values are established when the asset is acquired.

	Revaluation increments and decrements relating to revalued property, plant and equipment will be recognised on an individual asset basis.	Due to their recent acquisition, valuation adjustments to individual or classes of assets have not been required.

Income Tax	Deferred tax balances are to be calculated using the ‘balance sheet’ method, which calculates the temporary or timing differences based on the carrying amounts of an entity’s assets and liabilities in the balance sheet and their associated tax bases.	Deferred tax balances are calculated using the income statement method, where items are only tax-effected if they are included in the determination of pre-tax accounting profit or loss and/or taxable income or loss and current and deferred taxes cannot be recognised directly in equity.

The above should not be regarded as a complete list of potential changes in accounting policies that may result from the transition to Australian equivalents to IFRS, as not all standards have been analysed as yet, and some decisions have not yet been made where choices of accounting policies are available.

A detailed timetable has been established to ensure that the 31 December 2005 and 30 June 2006 financial statements are fully compliant with IFRS and this is currently on schedule. The dollar values of any changes identified cannot be reliably estimated at the date of preparation of this financial report.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 15

2. Interest Income and Interest Expense

For the half year ended 31 December 2004

		Net unrealised	Net realised
	Interest	gain/loss	gain/loss	Total
	$000	$000	$000	$000

Interest Income
Other financial assets	257 334	46 106	34 871	338 311
Onlendings*	739 738	50 551	206	790 495

	997 072	96 657	35 077	1 128 806

Interest Expense
Interest bearing liabilities	664 922	315 813	8 586	989 321
Deposits	116 239	1	—	116 240

	781 161	315 814	8 586	1 105 561

For the half year ended 31 December 2003

		Net unrealised	Net realised
	Interest	gain/loss	gain/loss	Total
	$000	$000	$000	$000

Interest Income
Other financial assets	224 717	(43 856)	(43 164)	137 697
Onlendings*	69 452	(114 997)	—	(45 545)

	294 169	(158 853)	(43 164)	92 152

Interest Expense
Interest bearing liabilities	543 925	(687 476)	114 339	(29 212)
Deposits	104 161	(5)	—	104 156

	648 086	(687 481)	114 339	74 944

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to clients. In periods of falling interest rates, the market value of the funding pool will rise leading to higher than normal interest income from onlendings. During the half year ended 31 December 2004, interest rates decreased in comparison to the previous half year when rates rose, leading to a substantial increase in interest income for the period.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 16

3. Management Fees

Management fees represent income earned from the management of various assets and liabilities. A further amount of $3.191 million (2003 $3.021 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.

4. Cash

Cash includes only those funds held at bank and does not include money market deposits.

5. Other Financial Assets

	31 December	30 June	31 December
	2004	2004	2003
	$000	$000	$000

Australia
Money market deposits	866 533	1 376 788	1 281 924
Discount securities	5 542 075	2 591 702	3 025 940
Commonwealth and State securities *	2 694 720	3 075 319	3 019 527
Floating rate notes	1 537 422	1 643 652	1 398 650
Other investments	321 731	321 121	189 167
Interest rate swaps	(4 634)	(1 614)	553
Forward rate agreements	—	(207)	(537)

Overseas
Floating rate notes	—	—	37 028
Cross currency swaps	—	—	7 945
Credit derivatives	436	165	223

	10 958 283	9 006 926	8 960 420

The total includes investments made to manage:

▪	deposits of $4 797.350 million (30 June 2004 $4 692.442 million)

▪	surpluses and reserves of $249.568 million (30 June 2004 $231.843 million),

▪	cross border lease deferred income of $149.152 million (30 June 2004 $153.533 million).

The remaining investments are used to facilitate yield curve management or result from QTC borrowing in advance of requirements.

*	QTC maintains holdings of its own stocks. These holdings have been excluded from both Other Financial Assets and Interest Bearing Liabilities (refer note 8).

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 17

     6. Onlendings

	31 December	30 June	31 December
	2004	2004	2003
	$000	$000	$000

Government departments and agencies	2 843 041	2 712 055	3 075 408
Government owned corporations	10 907 082	10 172 148	11 186 006
Local government	2 605 050	2 699 239	2 632 416
Tollway Companies	975 844	960 994	1 016 568
QTC related entities (1)	438 020	490 731	516 221
Statutory bodies	649 478	645 170	654 676
Cooperative housing society loans	18 174	22 186	31 722
Provisions for impaired loans	(97)	(85)	(486)
Other bodies	11 811	12 299	11 830

	18 448 403	17 714 737	19 124 361

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 7 and note 13). The onlending is offset by a deposit of $438 million (30 June 2004 $456 million) held by QTC on behalf of the lessee of the terminal (refer note 7).

7. Deposits

	31 December	30 June	31 December
	2004	2004	2003
	$000	$000	$000

Fund Management
Government departments and agencies	2 242 958	1 632 048	2 041 949
Government owned corporations	460 734	876 721	719 291
Local government	1 124 813	1 066 443	981 131
Statutory bodies	414 217	379 805	394 315
QTC related entities	10 112	8 617	8 612
Other depositors (1)	490 841	512 646	550 720

	4 743 675	4 476 280	4 696 018

Stock lending	53 675	216 162	54 533
Repurchase agreements	—	—	158 680

	4 797 350	4 692 442	4 909 231

(1)	Includes a security deposit of $438 million (30 June 2004 $456 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 18

8. Interest Bearing Liabilities

	31 December	30 June	31 December
	2004	2004	2003
	$000	$000	$000

Australia
Treasury notes	426 452	29 685	849 344
Bonds	13 171 267	12 084 409	12 865 312
Floating rate notes	—	100 958	100 815
Credit foncier loans	5 543	5 731	6 122
State Debt to the Commonwealth	67 755	67 942	162 342
Interest rate swaps	(50 910)	18 728	53 948
Forward rate agreements	144	(113)	182

	13 620 251	12 307 340	14 038 065

Overseas
Commercial paper	970 025	511 943	627 523
Bonds	8 947 637	8 039 105	7 001 049
Medium term notes	684 675	738 834	837 990
Private placement	—	139 599	232 130
Cross currency swaps	(719)	(1 391)	12 779
Forward exchange contracts	13 187	(33 275)	48 559

	10 614 805	9 394 815	8 760 030

	24 235 056	21 702 155	22 798 095

The overseas debt results in no exposure to foreign currencies after accounting for derivatives.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988 and in respect of borrowings undertaken under the name of the Queensland Government Development Authority under the Statutory Bodies Financial Arrangements Act 1982. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 19

9. Reserves

	31 December	30 June	31 December
	2004	2004	2003
	$000	$000	$000

General Reserve
Opening balance	39 082	39 082	39 082
Closing balance	39 082	39 082	39 082

Credit Risk Reserve*
Opening balance	8 857	5 833	5 833
Transfer from Retained Surplus	5 590	3 024	458

Closing balance	14 447	8 857	6 291

Basis Risk Reserve
Opening balance	15 000	6 500	6 500
Transfer from Retained Surplus	(1 000)	8 500	7 500

Closing balance	14 000	15 000	14 000

Total Reserves	67 529	62 939	59 373

Movements during the year
Credit Risk Reserve	5 590	3 024	458
Basis Risk Reserve	(1 000)	8 500	7 500

	4 590	11 524	7 958

*	QTC’s Cash Fund and Working Capital Fund are capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund and Working Capital Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of either fund.

The significant increase in the Reserve is due to an adjustment to recognise the capital guarantee for the period prior to when the Reserve was first created in 1994 in addition to an adjustment for accumulated interest for the period.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 20

10. Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

▪	sales and purchases of other financial assets

▪	loan advances to and redemptions from borrowing authorities

▪	receipt and withdrawal of client deposits; and

▪	interest bearing liabilities.

11. Contingent Liabilities

The following contingent liabilities existed at balance date:

▪	A total of $421 million (30 June 2004 $1 243 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. Historically, the likelihood of a loss being incurred through default by a counterparty has been remote.

▪	With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

▪	To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

▪	QTC has provided guarantees relating to the trading activities of subsidiaries of Ergon Energy, Energex and Enertrade, Queensland Government owned corporations, in the national electricity market to the value of $372.0 million (30 June 2004 $320.7 million) which are supported by counter indemnities from these Queensland Government owned corporations.

▪	QTC has provided guarantees to the value of $72.0 million (30 June 2004 $66.5 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

▪	To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004

12. Funding Facilities

			Face Value on Issue		Face Value on Issue
			31 December 2004		30 June 2004
Facility	Limit		$M		$M

Domestic Treasury Note	Unlimited		A$	429	A$	130
Domestic A$ Bond	Unlimited		A$	13 207	A$	1 2 720
Global A$ Bond	A$1	5000M	A$	8 537	A$	7 766
Multicurrency US Commercial Paper	US$	1500M	US$	157		—
Multicurrency Euro Commercial Paper	US$	3000M	US$	600	US$	310
Multicurrenoy Euro Medium Term Note	US$	3000M	US$	430	US$	506
Multicurrency US Medium Term Note	US$	500M		—		—

13. Investments in Companies

Investments in the following companies are held at cost:

		Beneficial	Beneficial	Beneficial	Voting
		interest	Interest	Interest	Rights
		December	December	June	June
		2004	2004	2004	2004
Name	Principal Activities	%	%	%	%

Queensland Treasury Holdings Pty Ltd	Holding company for a number of subsidiaries and investments	40	24	40	24

Nickel Resources North Queensland Pty Ltd (wound up on 12/1 2/04)*	Management of investments	0	0	40	24

DBCT Holdings Pty Ltd*	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12

South East Queensland Water Corporation*	Owns and operates bulk water storage facility in South East Queensland	8	4.8	8	4.8

*	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004

14. Investments In Controlled Entities

		Equity Holding
Name of Entity	Class of Shares	December 2004	June 2004

Sunshine Locos Pty Limited	Ordinary	100%	100%

Sunshine Locos Pty Limited has issued capital of two fully paid ordinary shares of $1 each. During the period, Sunshine Locos Pty Limited exercised a purchase option on behalf of QR for the purchase of rolling stock. The exercise of this option had no impact on the accounts of Sunshine Locos Pty Limited.

15. Segment Information

QTC operates predominately in the finance and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short term surpluses of these bodies in order to achieve the highest possible return for a given level of risk.

QTC operates in Queensland, Australia.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004

We certify that the foregoing financial statements and notes to and forming part thereof are in agreement with the accounts and records of the Queensland Treasury Corporation.

In our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)	the foregoing half yearly financial statements have been drawn up in accordance with AASB 1029: Interim Financial Reporting so as to present a true and fair view of the transactions of the Queensland Treasury Corporation for the period 1 July 2004 to 31 December 2004 and of the financial position as at the close of that half year.

G P Garrett	S R Rochester	G P Bradley
Team Leader Corporate Services	Chief Executive	Queensland Treasury Corporation

Brisbane
15 February 2005

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004

Scope

The financial statements

The financial statements of Queensland Treasury Corporation consist of the statement of financial performance, statement of financial position, statement of cash flows, notes to and forming part of the financial statements and certificates given by the Under Treasurer — Queensland Treasury as the corporation sole, Chief Executive and Team Leader Corporate Services for the half year ended 31 December 2004.

The corporation sole’s responsibility

The corporation sole is responsible for the preparation and true and fair presentation of the financial statements, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial statements.

Audit approach

The financial statements have been prepared for the information of management and the Corporation. I disclaim any assumption of responsibility for any reliance on this review report or on the financial statements to which it relates to any person other than management and the Corporation.

My review has been conducted in accordance with Australian Auditing Standards applicable to review engagements. A review is limited primarily to inquiries of Corporation personnel and analytical procedures applied to the financial data, and other procedures as considered necessary. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than that given in an audit. I have not performed an audit and, accordingly, I do not express an audit opinion.

Independence

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.

The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.

The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Statement

Based on my review, which is not an audit, nothing has come to my attention that causes me to believe that the financial statements of Queensland Treasury Corporation for the half year ended 31 December 2004 do not present fairly the transactions of the Queensland Treasury Corporation and the financial position of the Queensland Treasury Corporation for the period then ended in accordance with prescribed accounting standards and other mandatory professional reporting requirements in Australia.

G G POOLE, FCPA	Queensland Audit Office
Auditor-General of Queensland	Brisbane
17 February 2005

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004

A$ Bond Facility Distribution Groups

Domestic Group Members	Telephone
ABN AMRO Australia Ltd	+61 2 8259 2200
Citigroup	+61 2 8225 4000
Commonwealth Bank of Australia	+61 2 9235 0080
Deutsche Bank	+61 2 9258 1444
Macquarie Bank Ltd	+61 2 8232 3333
National Australia Bank	+61 2 9295 1133
RBC Capital Markets	+61 2 9033 3222
TD Securities	+61 2 9619 8866
UBS Investment Bank	+61 2 9324 2222
Westpac Banking Corporation	+61 2 9283 4100

Global - European Group Members	Telephone
ABN AMRO (London)	+44 207 678 3721
Citigroup (London)	+44 207 986 9521
Commonwealth Bank of Australia (London)	+44 207 329 6444
Deutsche Bank (London)	+44 207 547 1931
Macquarie Bank Ltd (London)	+44 207 065 2100
National Australia Bank (London)	+44 207 710 2987
RBC Capital Markets (London)	+44 207 653 4869
TD Securities (London)	+44 207 628 4334
UBS Investment Bank (London)*	+44 207 567 3080
Westpac Banking Corporation (London)	+44 207 621 7620

*	Lead Manager — Europe

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 26

Global - North American Group Members	Telephone
Citigroup (New York)	+1 212 723 6175
Commonwealth Bank of Australia (New York)	+1 212 336 7736
Deutsche Bank Securities (New York)*	+64 9351 1234
Macquarie Equities (USA) Inc. (New York)	—
National Australia Bank	+1 212 916 9677
RBC Capital Markets (New York)	+1 212 8587138
TD Securities (New York)	+1 212 827 7325
UBS Investment Bank (Stamford, CT)	+1 203719 1100
Westpac Banking Corporation (New York)	+1 212 551 1806

*	Lead Manager — United States

QTC Treasury Note Facility Dealer Panel

Panel Members	Telephone
ANZ Banking Group Ltd, Brisbane	+61 7 3228 3034
Commonwealth Bank of Australia Ltd, Sydney	+61 2 9312 0080
Deutsche Bank, Sydney	+61 2 9258 3615
Macquarie Bank, Sydney	+61 2 8232 3333
National Australia Bank Ltd, Sydney	+61 2 9295 1133
Westpac Banking Corporation Ltd, Sydney	+61 29283 4133

Multicurrency US Commercial Paper Facility Dealer Panel

Panel Members	Telephone
Citigroup, New York	+1 212 723 6252
Credit Suisse First Boston Limited, New York	+1 212 325 3358
Deutsche Bank, New York	+1 212 250 7179

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 27

Multicurrency Euro Commercial Paper Facility Dealer Panel

Panel Members	Telephone
Barclays Bank Plc, London	+44 207 623 2323
Citigroup, Hong Kong	+852 2501 2689
Credit Suisse First Boston, London	+44 207 888 0840
Deutsche Bank, Singapore	+656 883 0808
Macquarie Bank, Sydney	+61 29391 3711
National Australia Bank, Hong Kong	+852 2526 5891
National Australia Bank, London
UBS Investment Bank, London	+44 207 329 0203

Multicurrency Euro Medium-Term Note Facility Dealer Panel*

Panel Members	Telephone
UBS Investment Bank (London)**	+44 207 567 3080
Nikko Citigroup	+813 5574 3451
Nomura International Plc (London)	+44 207 521 2000

All A$ Bond Distribution Group Members -

Refer Domestic and Global (European only) contacts above

* Reverse inquiry also permitted

** Lead Arranger

Multicurrency US Medium-Term Facility Dealer Panel*

Panel Members	Telephone
ABN AMRO Incorporated (London)	+44 207 588 4079
Citigroup (New York)	+1 212 723 6175
Credit Suisse First Boston Ltd (New York)	+1 212 325 3700
Deutsche Bank Securities (New York)**	+1 212 469 7213
RBC Capital Markets (New York)	+1 212 858 7380

* Reverse inquiry also permitted

** Lead Arranger

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 28

Issuing and Paying Agents for QTC

	Contact	Telephone	Facsimile

AUD Treasury Notes
Austraclear Services Ltd Melbourne	Help Desk	1300 362 257	+61 2 9256 0116

AUD Domestic Bonds
Computershare Investor Services Ltd	Markings/Transfers	+61 3 9415 5000 (ext 5672)	+61 3 9473 2535

AUD Global Bonds
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2729	+1 615 835 2727

Euro Commercial Paper
Deutsche Bank AG, London	Client Services	+44 207 547 3746	+44 207 547 3665

US Commercial Paper
Deutsche Bank Trust Company Americas	Client Services	+1 212 250 4753	+1 212 797 8614

Euro Medium-Term Notes
Deutsche Bank AG, London	Client Services	+44 207 547 3746	+44 207 547 3665

US Medium-Term Notes
Deutsche Bank Trust Company Americas	Client Services	+1 212 250 4753	+1 212 797 8614

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 29

QTC Indicative Borrowing Program for 2005

Borrowing Estimate		Borrowing Estimate
2004 A$M		2005 A$M

	Refinancings — Commercial Paper:

1,050	Domestic T-Notes [1]	500

478	Euro Commercial Paper[1]	750

153	US Commercial Paper [1]	200

	Refinancings — Term Debt:

109	Domestic Bonds	2,050

0	A$ Global Bonds and Medium-Term Notes	1,800

225	Foreign Currency Loans and Medium-Term Notes	100

2,015	SUBTOTAL	5,400

	New Raisings

1,300	New Capital Works	1,600

0	Funding of future requirements for regulated entities	900

(876)	Principal Repayments from QTC Customers	(900)

	Adjustments

500	Pre-redemption of QTC 2005 Benchmark Bond	0

0	Funds raised in advance to fund QTC 2005 Benchmark Bond maturity	(300)

$2,939	TOTAL	$6,700

1 Commercial Paper outstanding as at 31 December (includes FRNs).

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 30

The 2005 funding estimate of $6,700 million is expected to be financed as follows:

Funding Source

Actual Raisings		Expected Raisings 2005
2004		Range	Low	High
$M		%	$M	$M

	Commercial Paper Raisings:

1,402	T-Notes, ECR USCP	40-50	2,700	3,400

	Term Raisings:

2,870	A$ Benchmark Bonds [2]	45-55	3,000	3,700

0	Multi-currency Loans and Medium-Term Notes	0- 10	0	700

$4,273	TOTAL

2 Includes benchmark Domestic and Global A$ Bonds and other term issuance.

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 31

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A‘000	$A‘000	30 June 2004	31 Dec 2004

Bodies within the Public Accounts
Arts Queensland	10,318	10,253	6.31	5.77
CITEC	2,234	2,232	1.21	0.71
Corptech	1,697	1,350	2.45	1.99
Department of Aboriginal and Torres Strait Islander Policy	199	168	2.96	2.45
Department of Education and the Arts	125,386	119,086	7.28	6.85
Department of Emergency Services	6,785	5,617	5.58	5.18
Department of Employment and Training	7,845	6,761	3.29	2.80
Department of Justice and Attorney-General	78,616	116,839	N/A	N/A
Department of Main Roads	948,015	953,483	11.31	10.83
Department of Primary Industries — Forestry	85,279	81,923	N/A	N/A
Department of Public Works — Administrative Services	256,591	249,210	N/A	N/A
Department of Public Works — GoPrint	3,296	3,360	N/A	N/A
Department of Public Works — QFleet	253,918	274,943	N/A	N/A
Department of State Development and Innovation	182,255	293,685	N/A	N/A
Department of the Premier and Cabinet	12,511	12,366	4.64	4.14
Department of Tourism, Fair Trading and Wine Industry Development	350	310	N/A	N/A
Monte Carlo Caravan Park Pty Ltd	944	887	5.71	5.23
Queensland Ambulance Service	2,276	1,846	5.13	4.62
Queensland Audit Office	—	515	—	2.71
Queensland Fire and Rescue Authority	7,497	7,018	7.53	7.45
Queensland Health	538,630	521,357	11.26	11. 09
Queensland Transport	186,708	179,271	7.97	7.63
Sales and Distribution Services	704	562	2.48	1.93

Total	2,712,055	2,843,041

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 32

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A‘000	$A‘000	30 June 2004	31 Dec 2004

Cooperative Housing Society Loans
Cooperative Housing Society Loans	22,101	18,077	N/A	N/A

Total	22,101	18,077

Government Owned Corporations
CS Energy Mica Creek Pty Ltd	128,473	123,652	7.84	7.34
Cairns Port Authority	59,968	67,797	N/A	N/A
CS Energy Ltd	260,247	337,901	N/A	N/A
Energex Limited	1,763,344	1,902,944	N/A	N/A
Ergon Energy Corporation Limited	1,453,261	1,572,044	N/A	N/A
Gateway Investments Corporation Pty Ltd	300,437	304,679	N/A	N/A
Central Queensland Ports Authority	140,377	144,105	N/A	N/A
Port of Brisbane Corporation	86,275	148,138	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,409,910	1,477,270	N/A	N/A
Queensland Rail	3,826,554	4,018,162	N/A	N/A
South East Queensland Water Corporation Limited	198,653	204,679	N/A	N/A
Stanwell Corporation Limited	231,483	246,065	N/A	N/A
SunWater	8,595	8,195	6.99	6.48
Tarong Energy Corporation Limited	286,888	334,576	12.57	11. 60
Townsville Port Authority	17,685	16,875	7.06	6.54

Total	10,172,148	10,907,082

Local Governments
Aramac Shire Council	52	49	6.40	5.91
Atherton Shire Council	1,721	1,517	5.40	5.19
Balonne Shire Council	4,263	4,188	11.42	11. 09
Banana Shire Council	3,079	2,895	7.21	6.86
Barcaldine Shire Council	879	867	10.41	9.98

continued

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 33

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A‘000	$A‘000	30 June 2004	31 Dec 2004

Bauhinia Shire Council	345	346	13.70	13.17
Beaudesert Shire Council	6,252	5,211	5.97	5.76
Blackall Shire Council	1,523	1,486	10.37	10.09
Boonah Shire Council	2,823	2,812	15.39	14.98
Bowen Shire Council	11,993	11,350	7.08	6.69
Brisbane City Council	1,012,559	1,015,434	12.20	12.19
Bulloo Shire Council	885	793	4.11	3.61
Bundaberg City Council	15,593	12,943	2.63	2.14
Bungil Shire Council	738	714	8.12	7.65
Burdekin Shire Council	14,902	14,149	7.44	7.05
Burnett Shire Council	15,223	14,366	9.16	9.09
Caboolture Shire Council	23,600	21,221	9.15	8.80
Cairns City Council	92,189	85,845	5.59	5.13
Calliope Shire Council	4,355	4,416	14.60	14.19
Caloundra City Council	78,402	84,141	13.03	12.58
Caloundra/Maroochy Water Supply Board	25,625	21,723	14.49	16.16
Cambooya Shire Council	244	219	4.11	3.63
Cardwell Shire Council	13,793	13,149	11.92	11.84
Carpentaria Shire Council	2,124	2,078	11.51	11.32
Chinchilla Shire Council	2,864	2,904	14.76	14.34
Clifton Shire Council	258	245	14.29	13.73
Cloncurry Shire Council	10,261	8,825	4.30	4.11
Cook Shire Council	3,085	2,958	17.21	17.51
Cooloola Shire Council	7,342	6,970	8.24	7.96
Crow’s Nest Shire Council	4,547	4,402	9.19	8.81
Dalby Wambo Library Board	35	33	5.98	5.49
Dalby Wambo Salesyard Board	244	249	19.54	18.79
Dalrymple Shire Council	1,183	935	3.77	3.77

continued

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 34

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A‘000	$A‘000	30 June 2004	31 Dec 2004

Diamantina Shire Council	462	472	18.49	17.83
Douglas Shire Council	11,552	10,353	4.15	3.66
Duaringa Shire Council	1,761	1,653	6.93	6.58
Eacham Shire Council	1,653	1,618	10.56	10.21
Eidsvold Shire Council	41	—	0.32	—
Emerald Shire Council	1,453	1,380	6.77	6.34
Emerald/Peak Downs Saleyards Board	232	227	9.02	8.55
Esk Shire Council	5,356	4,998	6.17	5.75
Esk, Gatton and Laidley Water Board	31	17	1.06	0.55
Etheridge Shire Council	439	445	14.51	14.11
Fitzroy Shire Council	4,297	3,966	7.71	7.58
Gatton Shire Council	5,799	5,421	7.26	7.01
Gayndah Shire Council	536	480	6.03	5.91
Gladstone Calliope Aerodrome Board	1,050	977	5.47	4.99
Gladstone City Council	23,922	19,545	8.38	9.18
Gold Coast City Council	346,889	324,285	7.35	7.06
Goondiwindi Town Council	3,310	2,985	5.48	5.19
Goondiwindi Waggamba Community Cultural Centre Board	6	—	2.89	—
Herberton Shire Council	245	218	3.90	3.40
Hervey Bay City Council	51,449	50,171	14.78	14.65
Hinchinbrook Shire Council	773	355	1.06	0.60
Inglewood Shire Council	129	122	7.21	6.85
Ipswich City Council	87,400	88,030	N/A	N/A
Isis Shire Council	2,326	2,297	15.73	15.60
Jericho Shire Council	696	573	2.96	2.55
Johnstone Shire Council	14,883	14,211	7.39	6.94
Jondaryan Shire Council	5,629	5,534	13.48	13.22

continued

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 35

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A‘000	$A‘000	30 June 2004	31 Dec 2004

Kilcoy Shire Council	834	739	9.53	10.15
Kilkivan Shire Council	276	144	0.99	0.48
Kingaroy Shire Council	5,390	3,176	8.50	12.89
Kolan Shire Council	1,321	1,274	12.72	12.20
Laidley Shire Council	6,063	5,421	5.98	5.87
Livingstone Shire Council	17,769	17,069	10.65	10.48
Logan City Council	97,561	88,383	7.61	7.38
Longreach Shire Council	839	679	6.85	7.58
Mackay City Council	42,665	42,117	11.39	11.02
Mareeba Shire Council	12,179	11,497	7.93	8.39
Maroochy Shire Council	157,187	151,230	7.06	6.59
Maryborough City Council	14,556	13,458	7.85	7.79
McKinlay Shire Council	755	755	12.98	12.49
Mirani Shire Council	2,058	2,046	14.87	14.53
Miriam Vale Shire Council	4,658	4,513	12.39	12.34
Monto Shire Council	453	374	4.36	4.30
Mount Morgan Shire Council	213	650	0.87	16.78
Mount Isa City Council	2,397	2,350	9.37	8.89
Mundubbera Shire Council	144	104	2.09	1.77
Murgon Shire Council	117	104	3.83	3.33
Murweh Shire Council	3,504	3,034	14.71	14.27
Nanango Shire Council	690	706	19.86	19.08
Noosa Shire Council	34,952	34,141	10.16	9.81
Paroo Shire Council	412	1,057	4.03	14.16
Pine Rivers Shire Council	89,577	84,432	7.67	7.10
Redcliffe City Council	11,506	11,061	6.78	6.34
Redland Shire Council	106,414	92,611	8.72	8.58
Richmond Shire Council	9	10	4.72	4.20

continued

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 36

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A‘000	$A‘000	30 June 2004	31 Dec 2004

Rockhampton City Council	43,453	43,232	12.61	12.04
Rockhampton District Saleyards Board	1,813	1,917	16.33	16.13
Roma Town Council	2,034	1,947	7.45	6.93
Roma Bungil Showgrounds and Saleyards Board	356	340	7.04	6.53
Rosalie Shire Council	2,983	2,967	14.30	13.97
Sarina Shire Council	9,492	8,986	6.41	5.92
Seisa Island Council	741	700	N/A	6.57
Stanthorpe Shire Council	2,067	1,889	13.31	13.99
Tiaro Shire Council	319	297	6.40	6.08
Toowoomba City Council	47,796	46,782	11.99	11.27
Torres Shire Council	2,596	2,587	11.89	11. 40
Townsville City Council	7,045	6,866	9.01	8.55
Waggamba Shire Council	373	—	0.70	—
Warwick Shire Council	4,627	4,429	13.37	12.62
Whitsunday Shire Council	20,709	16,674	7.19	7.23
Winton Shire Council	691	613	4.44	4.09
Wondai Shire Council	2,343	1,923	8.44	9.56

Total	2,699,239	2,605,050

Statutory Bodies
Drainage Boards
East Deeral Drainage Board	48	45	6.00	5.51
Eugan Bore Water Authority	479	481	13.35	12.87
Matthews Road Drainage Board	47	47	11.10	10.70
South Maroochy Drainage Board	13	12	4.48	3.97

continued

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 37

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A’000	$A’000	30 June 2004	31 Dec 2004

Grammar Schools
Brisbane Girls’ Grammar School	6,341	5,797	5.74	5.46
Brisbane Grammar School	14,578	14,576	7.05	6.70
Ipswich Girls Grammar School	1,768	1,763	11.43	10.99
Ipswich Grammar School	4,664	4,584	9.67	9.20
Rockhampton Girls Grammar School	4,344	4,436	19.09	18.38
Rockhampton Grammar School	3,433	4,589	9.68	10.78
Toowoomba Grammar School	3,109	2,768	5.48	4.94
Townsville Grammar School	7,173	6,762	9.47	9.18

River Improvement Trusts
Don River Improvement Trust	22	11	0.93	0.42
Pioneer River Improvement Trust	887	650	5.05	5.97
Whitsunday Rivers Improvement Trust	74	—	4.76	—

Universities
Griffith University	35,939	34,395	7.21	6.78
James Cook University	21,844	19,920	12.55	13.31
Sunshine Coast University	6,579	6,260	6.67	6.18

Water Boards
Avondale Water Board	798	783	9.30	8.84
Crowley Vale Water Board	52	33	1.26	0.76
Gladstone Area Water Board	129,887	128,161	N/A	N/A
Glamorgan Vale Water Board	142	97	5.10	5.40
Grevillea Water Board	16	14	2.97	2.48
Kelsey Creek Water Board	1,914	1,906	10.79	10.39
Merlwood Water Board	123	109	3.82	3.32
North Burdekin Water Board	1,383	1,215	3.80	3.33
Pioneer Valley Water Board	5,779	5,673	10.46	10.00
Riversdale Murray Valley Water Management Board	1,117	1,121	13.54	13.02
Six Mile Creek Water Board	99	92	5.08	4.61

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 38

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A’000	$A’000	30 June 2004	31 Dec 2004

Water Supply Boards
Bollon South Water Authority	—	961	—	14.96
Callandoon Water Supply Board	325	240	1.77	1.28
Kaywanna Bore Water Supply Board	48	33	1.47	0.96
Townsville Thuringowa Water Supply Board	73,990	76,247	N/A	N/A

Other Statutory Bodies
Agricultural Colleges	6,273	5,444	5.05	4.70
Cherbourg Aboriginal Council	649	590	4.54	4.03
Far North Queensland Hospital Foundation	109	91	2.77	2.28
Island Coordinating Council	853	856	15.33	15.02
Islander Board of Industry and Service	3,415	3,327	N/A	N/A
Major Sports Facilities Authority	266,371	277,394	9.54	N/A
Mt Gravatt Showgrounds Trust	83	78	5.64	5.17
Queensland Art Gallery	316	249	2.16	1.67
Queensland Harness Racing Board	56	29	1.00	0.50
Tourism Queensland	771	581	1.85	1.36
South Bank Corporation	38,619	36,465	N/A	N/A
State Library of Queensland	640	592	4.88	4.41

Total	645,170	649,478

Suncorp-Metway Ltd
Suncorp Metway Facility	4,024	3,907	9.87	9.56

Total	4,024	3,907

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 39

	Total Debt	Total Debt
	Outstanding	Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected	Expected
	30 June 2004	31 Dec 2004	Term (Yrs)*	Term (Yrs)*
Onlendings	$A’000	$A’000	30 June 2004	31 Dec 2004

Toll way company
Queensland Motorways Limited	960,994	975,844	N/A	N/A

Total	960,994	975,844

QTC related entities
DBCT Holdings Pty Ltd	455,943	438,020	N/A	N/A
Queensland Treasury Holdings Pty Ltd	34,787	—	0.40	—

Total	490,731	438,020

Other Bodies
Agricultural Cooperative Societies	910	912	3.00	2.50
Department of Education — State Schools	207	164	2.26	1.77
Parents and Citizens Associations	7,158	6,827	7.00	6.71

Total	8,275	7,904

GRAND TOTAL	17,714,737	18,448,403

Total Debt Outstanding includes Fixed Rate Loans, Operating Leases and Debenture Assets held by QTC (previously recorded as Investments).

The balance of clients’ offset deposits held in various pools is offset against clients’ debt outstanding.

Working Capital Accounts and Unsettled Operating Leases are not included.

Average Expected Term - only includes standard principal and interest accounts

 - ignores temporary funding and debt offset facility

 - is not applicable (N/A) for any non-standard principal and interest accounts

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 40

Queensland Treasury Corporation

Level 14, 61 Mary Street
Brisbane Queensland Australia 4000

Postal Address
GPO Box 1096
Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600
Facsimile: +61 7 3221 4122
Internet: www.qtc.qld.gov.au

Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’s website: www.qtc.qld.gov.au.

Executive
Telephone: +61 7 3842 4611
Facsimile: +61 7 3210 0262

Customer Focused Teams

Government Owned Corporations
Telephone: +61 7 3842 4715
Facsimile: +61 7 3211 3629

Local Government and Regional Queensland
Telephone: +61 7 3842 4715
Facsimile: +61 7 3842 4958

Government Departments and Agencies
Telephone: +61 7 3842 4715
Facsimile: +61 7 3211 3629

Treasury Services
Telephone: +61 7 3842 4715
Facsimile: +61 7 3211 3629

Customer Services Support
Telephone: +61 7 3842 4650
Facsimile: +61 7 3221 2486

QTC Leasing
Telephone: +61 7 3842 4727
Facsimile: +61 7 3842 4927

Financial Markets
Telephone: +61 7 3842 4789
Facsimile: +61 7 3221 2410

Settlements
Telephone: +61 7 3842 4644
Facsimile: +61 7 3221 2486

Stock Registry Services (Computershare)
Telephone: 1800 777 166
Facsimile: +61 3 9670 6373

Corporate Services
Telephone: +61 7 3842 4872
Facsimile: +61 7 3221 2486

Corporate Accounting
Telephone: +61 7 3842 4654
Facsimile: +61 7 3221 4122

Legal
Telephone: +61 7 3842 4704
Facsimile: +61 7 3236 9031

Information Technology
Telephone: +61 7 3842 4665
Facsimile: +61 7 3210 1198

People
Telephone: +61 7 3842 4615
Facsimile: +61 7 3210 2358

Communication
Telephone: +61 7 3842 4685
Facsimile: +61 7 3221 2486

QUEENSLAND TREASURY CORPORATION | HALF YEARLY REPORT 2004	PAGE 41